Exhibit 99.1
8233 Baumgart Road Evansville, IN 47725 www.shoecarnival.com (812) 867-4034	Contact Mark L. Lemond President and Chief Executive Officer or W. Kerry Jackson Senior Vice President, Chief Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS FOURTH QUARTER
AND FULL YEAR 2003 RESULTS

Evansville, Indiana, March 11, 2004 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of value-priced footwear and accessories, today announced sales and earnings for the fourth quarter and fiscal year ended January 31, 2004.

Fourth Quarter Results

Net earnings for the 13-week fourth quarter were $113,000 compared with net earnings of $1.7 million in the fourth quarter last year. Diluted earnings per share were $0.01 per share compared with $0.13 per share last year.

Net sales for the fourth quarter increased 4.9 percent to $134.2 million from $128.0 million last year. Comparable store sales decreased 4.9 percent for the 13-week period.

The gross profit margin for the fourth quarter of 2003 decreased to 26.4 percent from 26.9 percent in the fourth quarter of 2002 due to the deleveraging effect of lower same store sales on buying, distribution and occupancy costs. Selling, general and administrative expenses for the fourth quarter, as a percentage of sales, increased to 26.0 percent from 24.7 percent in last year's year's fourth quarter primarily due to lower same store sales.

Due to an increase in state income taxes, the effective income tax rate for the full year increased to 38 percent and a year-to-date adjustment was included in the fourth quarter income taxes. The effective income tax rate for fourth quarter, including the year-to-date adjustment, was 66.5 percent. The effective income tax rate for last year's year's fourth quarter and full year was 37.5 percent.

Fiscal 2003 Results

Net earnings for the 52-week 2003 fiscal year were $12.2 million, or $0.94 per diluted share, compared with $15.8 million, or $1.22 per diluted share, for the 2002 fiscal year.

For the 52-week 2003 fiscal year, net sales increased 7.4 percent to $557.9 million from sales of $519.7 million for fiscal 2002. Comparable store sales decreased 3.0 percent for the 52-week period.

Commenting on the results, Mark Lemond, president and chief executive officer said, "We were disappointed with our fourth quarter and full year sales and earnings results during 2003. Our operating results were negatively impacted by weak traffic trends and high levels of promotional activity in the mid-tier retail sector."

"We were pleased with our ability to control our inventory levels despite the lower than expected sales. We have kept a keen eye on our inventory levels during the past several quarters to better manage our markdown levels and will continue this operating philosophy for the foreseeable future. We remain committed to operating with lean inventory levels without sacrificing the overall shopping experience for our customers."

"While we are hopeful for a stronger economy in 2004, we are not relying on macro economic improvements for improved results. During 2003, we challenged every aspect of our business and that process resulted in certain strategic initiatives that should enhance our performance. These initiatives are focused on improving our sales performance, particularly in newer markets, and increasing our gross profit margins while controlling our expenses. We intend to accomplish this by maintaining lean inventories, being less promotional, communicating more effectively with our target customer through our advertising, and focusing store growth in existing geographic areas."

Store Growth

The Company opened 37 new stores in fiscal 2003 and closed 7 to end the year with 237 stores. Total gross retail selling square footage increased 14.6 percent to end the year at 2.75 million square feet.

Store growth in fiscal 2004 is expected to range from 20 to 25 stores, net of closings. Ten stores are expected to open in the first quarter.

2004 EPS Outlook

Earnings per diluted share in the first quarter of fiscal 2004 are expected to range from $0.43 to $0.47. This assumes an over all sales increase of between 12 and 13.5 percent and comparable store sales ranging from a decline of 1 percent to an increase of 1 percent. Earnings per diluted share for the first quarter of 2003 were $0.39.

For the full year of 2004 earnings per diluted share are expected to range from $1.10 to $1.20.

Conference Call

Today, at 2:00 p.m. Eastern time, the Company will host a conference call to discuss the fourth quarter results. The public can listen to the live webcast of the call by visiting Shoe Carnival's Investor Relations page at www.shoecarnival.com. While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors. A replay of the webcast will be available on our website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

The Company also announced that June 11, 2004 has been set as the date for the Annual Meeting of Shareholders and April 2, 2004 was set as the shareholder record date.

This press release contains forward-looking statements that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to: general economic conditions in the areas of the United States in which our stores are located; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; risks associated with the seasonality of the retail industry; the availability of desirable store locations at acceptable lease terms and our ability to open new stores in a timely manner; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; and changes in the trade relations between the United States and countries which are the major manufacturers of footwear.

In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Shoe Carnival is a chain of 241 footwear stores located in the Midwest, South and Southeast. Combining value pricing with an entertaining store format, Shoe Carnival is a leading retailer of name brand and private label footwear for the entire family. Headquartered in Evansville, IN, Shoe Carnival trades on the Nasdaq Stock Market under the symbol SCVL. Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)
(Unaudited)

	Thirteen Weeks Ended January 31, 2004	Thirteen Weeks Ended February 1, 2003	Fifty-two Weeks Ended January 31, 2004	Fifty-two Weeks Ended February 1, 2003

Net sales	$134,245	$127,986	$557,923	$519,699
Cost of sales (including buying,
distribution and occupancy costs)	98,813	93,507	399,300	369,912

Gross profit	35,432	34,479	158,623	149,787
Selling, general and administrative
expenses	34,881	31,648	138,178	123,658

Operating income	551	2,831	20,445	26,129
Interest expense	212	160	714	785

Income before income taxes	339	2,671	19,731	25,344
Income tax expense	226	1,002	7,498	9,504

Net income	$113	$1,669	$12,233	$15,840

Net income per share:
Basic	$.01	$.13	$.96	$1.26

Diluted	$.01	$.13	$.94	$1.22

Average shares outstanding:
Basic	12,748	12,606	12,677	12,561

Diluted	13,148	12,956	13,049	12,976

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	January 31, 2004	February 1, 2003

ASSETS
Current Assets:
Cash and cash equivalents	$4,071	$5,782
Accounts receivable	587	1,134
Merchandise inventories	165,110	146,091
Deferred income tax benefit	1,954	901
Other	6,753	1,890

Total Current Assets	178,475	155,798
Property and equipment-net	69,246	63,477

Total Assets	$247,721	$219,275

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$53,181	$49,847
Accrued and other liabilities	8,208	9,276
Current portion of long-term debt	222	427

Total Current Liabilities	61,611	59,550
Long-term debt	21,956	15,503
Deferred lease incentives	8,033	5,262
Accrued rent	2,808	2,458
Deferred income taxes	7,544	4,971
Other	1,218	640

Total Liabilities	103,170	88,384

Total Shareholders' Equity	144,551	130,891

Total Liabilities and Shareholders' Equity	$247,721	$219,275

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	January 31, 2004	February 1, 2003

Cash flows from operating activities
Net income	$12,233	$15,840
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	13,833	12,484
Stock option income tax benefit	315	730
Loss on retirement and impairment of assets	789	278
Deferred income taxes	1,520	296
Other	448	338
Changes in operating assets and liabilities:
Accounts receivable	330	381
Merchandise inventories	(19,019)	(10,443)
Accounts payable and accrued liabilities	2,254	8,627
Other	(4,843)	(80)

Net cash provided by operating activities	7,860	28,451

Cash flows from investing activities
Purchases of property and equipment	(20,549)	(19,144)
Lease incentives	3,251	1,420
Other	368	0

Net cash used in investing activities	(16,930)	(17,724)

Cash flows from financing activities
Net borrowings (payments) under line of credit	6,675	(11,775)
Payments on long-term debt	(428)	(848)
Proceeds from issuance of stock	1,112	2,219

Net cash provided by (used in) financing activities	7,359	(10,404)

Net (decrease) increase in cash and cash equivalents	(1,711)	323
Cash and cash equivalents at beginning of year	5,782	5,459

Cash and Cash Equivalents at End of Year	$4,071	$5,782